EXHIBIT 9(b)

                         ADMINISTRATION AGREEMENT

     AGREEMENT made as of this 30th day of June, 1997, by and between Millennium Income Trust, a Massachusetts business trust (the "Trust"), and Millennium Financial LLC, an Illinois limited liability company (the "Administrator");


      WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, the units of beneficial interest, ("Shares") of which are registered or are to be registered under the Securities Act of 1933; and

      WHEREAS, the Trust is authorized to issue Shares in separate series with each such series representing the interests in a separate portfolio of securities and other assets; and

      WHEREAS, the Trust intends initially to offer Shares in one portfolio, designated the Treasurers' U. S. Government Securities
Portfolio, herein referred to as the "Initial Portfolio," together with any other Trust portfolios which may be established later and served by the Administrator hereunder, being herein referred to collectively as the "Portfolios" and individually referred to as a "Portfolio"; and

      WHEREAS, the Trust desires at this time to retain the Administrator to render administrative services to the Initial Portfolio, and the Administrator is willing to render such services;

      NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

      1. Appointment. The Trust hereby employs Millennium Financial LLC to act as the Administrator for the Initial Portfolio and any other Portfolios which become subject to this Agreement pursuant to the provisions of Section 13 hereunder and to manage its business affairs to the extent requested by and subject to the supervision of the Trust's Board of Trustees ("Trustees") for the period and upon the terms herein set forth. The Administrator accepts such employment and agrees to render such services described in Section 2 of this Agreement for the compensation set forth in Section 4 of, and Exhibit A to, this Agreement.

      2. Services as Administrator. Subject always to the supervision of the Trustees, Administrator agrees that it will comply with all restrictions of the Trust's Declaration of Trust and By-Laws, the Trust's Prospectus, Statement of Additional Information and any resolutions of the Trustees, and all applicable rules and regulations of the Securities and Exchange Commission;

            The Administrator also agrees to provide executive and administrative services necessary to manage the business affairs of the Fund including:

            (a) review of proposals and contracts of all third-party providers to the Trust and provide recommendations to the Board of Trustees to change or continue such contracts;
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            (b)   periodic review of vendors' compliance with the Trust's
      Declaration of Trust and By-Laws, the stated investment objectives, policies, restrictions and procedures of the Portfolios adopted by the Trustees and set forth in the Trust's Prospectus, Statement of Additional Information and any resolutions of the Trustees, and all applicable rules and regulations of the Securities and Exchange Commission but such review shall not relieve any vendor of its primary responsibility for assuring such compliance;

            (c) coordinate the preparation and filing of the Fund's tax returns;

            (d) prepare and supervise the printing and mailing of reports to shareholders;

            (e)   review bills and authorize payments;

            (f)   recommend limits and acquire required fidelity bonds;

            (g)   prepare materials for meetings of the Board of Trustees;

            (h) prepare and/or file required reports with the state of Massachusetts and the SEC;

            (i) determine number of shares of the Trust to register in each state based on the advisor's or distributors sales projections and prepare and/or file documents with states to maintain appropriate securities registrations;

            (j) if desired by the Trust, permit members or employees of the Administrator to serve without compensation from the Trust, as trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law;

            (k) provide such other services as may be reasonably requested by the Trust.

      The Administrator shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust. It is understood and agreed that the Administrator, by separate agreements with the Trust, may also serve the Trust in other capacities.

      3. Administration Fee. For the services described in Section 2, the Trust will accrue daily and pay monthly a fee to Administrator at the annual rate applied to the value of that Portfolio's daily average net assets as set forth in Exhibit A. The value of the Portfolio's net assets will be computed in the manner described in the Trust's current Prospectus and/or Statement of Additional Information. On each day the net asset value is not calculated, the net asset value of a Portfolio shall be deemed to be the net asset value as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations. The fee for a given month shall be paid on the first


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business day of the following month.  For the month and year in which this
Administration Agreement (the "Agreement") becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively. The services of the Administrator to the Trust under this Agreement are not to be deemed exclusive, and the Administrator shall be free to render similar services or other services to others.

      4. Expenses. The Administrator shall not be required to pay and the Trust shall assume and pay the charges and expenses of its operations, including but not limited to expenses for services rendered by an investment adviser, a custodian for the safekeeping of the Fund's securities or other property, compensation of the trustees (other than those affiliated with the Administrator or Trias Capital Management, Inc.), charges and expenses of independent auditors, of legal counsel, of any transfer or dividend disbursing agent, any registrar of the Fund, costs of acquiring and disposing of portfolio securities, interest, if any, on obligations incurred by the Fund, costs of pricing services to obtain valuations of portfolio securities, costs of share certificates and reports, insurance premiums, membership dues in the Investment Company Institute or any similar organization, reports and notices to shareholders, stationery, printing, postage, other like miscellaneous expenses and all taxes and fees payable to federal, state or other government agencies on account of the registration of securities issued by the Trust, filing of corporate documents or otherwise. The Trust shall not pay or incur any obligation for any expenses for which the Trust intends to seek reimbursement from the Administrator as herein provided without first obtaining the written approval of the Administrator. From time to time the Administrator may agree to waive a portion or all of its fee payable pursuant to Section 4, in the sole discretion of the Administrator.

      5. Use of Name. Millennium Financial LLC hereby licenses the use of the name "Millennium," "Millennium Income" or any derivation thereof in connection with the registered investment company with which the Trust is or may become associated. If Millennium Financial LLC ceases to be the Administrator for the Trust the license shall terminate.

      6. Limitation of Liability of Administrator. The Administrator shall not be liable for any error of judgment or of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Administrator in the performance of its duties under this Agreement.

      7. Term; Termination; Amendment. This Agreement shall become effective with respect to the Initial Portfolio on the date hereof and shall remain in full force for two years from the effective date unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to the Initial Portfolio and each other Portfolio to which the Agreement shall have become applicable, but only so long as such continuance is specifically approved for each Portfolio at least annually in the manner required by the Investment Company Act of 1940 and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for a Portfolio, the Administrator may continue to serve in such

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capacity for such Portfolio in the manner and to the extent permitted by the Investment Company Act of 1940 and the rules and regulations thereunder.

      This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Trust or by the Administrator on sixty (60) days written notice to the other party. The Trust may effect termination with respect to any Portfolio by action of the Board of Trustees or by vote of a majority of the outstanding voting securities of such Portfolio.

      This Agreement may also be terminated with respect to any Portfolio at any time, without the payment of any penalty by the Trust in the event that it shall have been established by a court of competent jurisdiction that the Administrator or any officer or member of the Administrator has taken any action which results in a breach of the covenants of the Administrator set forth herein.

      The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder.

      Termination of this Agreement shall not affect the right of the Administrator to receive payments on any unpaid balance of the compensation described in Section 3 earned prior to such termination.

      8. Amendment of this Agreement. As to each Portfolio of the Fund, this Agreement may be amended only by an instrument in writing signed by the party against which enforcement of the amendment is sought. An amendment of this Agreement affecting a Portfolio hereunder shall not be effective until approved in the manner required by the Investment Company Act of 1940 and the rules and regulations thereunder.

      9. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

      10. Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal place of business or such other address as either party may designate for the receipt of such notice.

      11. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois, except Section 15, which shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

      12. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

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      13.   Additional Portfolios.  In the event that the Trust establishes one or more portfolios other than the Initial Portfolio with respect to which it desires to engage the Administrator to render administrative services hereunder, it shall notify the Administrator of such desire. If the Administrator is willing to render such services and the Trust and the Administrator agree upon the administrative fee rates (including breakpoints) to be payable by such portfolio or portfolios, the Administrator and the Trust shall each execute an amendment to Exhibit A of this Agreement setting forth the agreed upon fee rates, whereupon such portfolio or portfolios shall become a Portfolio or Portfolios hereunder.

      14. Affiliations. Subject to applicable statutes and regulation, it is understood that trustees, officers or agents of the Trust are or may be interested in the Administrator as members, officers, agents or otherwise, and that the members, officers and agents of the Administrator may be interested in the Trust otherwise than as a trustee, officer or agent.

      15. Disclaimer of Liability. A copy of the Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given to Administrator that this Agreement has been executed on behalf of Fund by the undersigned officer of Fund in her capacity as an officer of Fund. The Administrator agrees that the obligations assumed by the Trust pursuant to this Agreement shall be limited in any case to the Trust and its assets and that the Administrator shall not seek satisfaction of any such obligations from the Shareholders of the Trust, the Trustees, officers, employees or agents of the Trust or any of them individually.

      IN WITNESS WHEREOF, the Trust and the Administrator have caused this Agreement to be executed as of the day and year first above written.


                                    MILLENNIUM INCOME TRUST



                                    By: /s/ JAMES A. CASSELBERRY, JR.
                                        -----------------------------
                                        James A. Casselberry, Jr., President


ATTEST:



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                                    MILLENNIUM FINANCIAL LLC


                                    By: /s/ JANIS S. ENGLAND
                                        -----------------------------
                                        Janis S. England, Chairman


ATTEST:



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                                 EXHIBIT A


                                            ADMINISTRATOR'S RATE OF FEE
                                           IN ACCORDANCE WITH SECTION 3
PORTFOLIO                                        OF THIS AGREEMENT
- ---------                                  ----------------------------

Treasurers' Government Portfolio                       .05%


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